Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  May 6, 2010
Central Vermont Reports 2010 First Quarter Earnings

▪	First-quarter earnings of $4.2 million, or 35 cents per diluted share, 23 cents lower than 2009

➢	$0.3 million increase in operating revenue
➢	$4.6 million increase in other operating expenses, primarily due to major storm in February 2010
➢	$1.0 million increase in equity in earnings of affiliates

▪	Earnings for 2010 are forecasted to be in the range of $1.55 to $1.70 per diluted share.

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $4.2 million, or 35 cents per diluted share of common stock, for the first three months of 2010, compared to $6.9 million, or 58 cents per diluted share of common stock, for the same period in 2009.

“Much of the change was due to a major storm in February,” President Bob Young said.  “Despite the storm, we’re making great progress.  I was particularly pleased by our recent inclusion in Forbes’ list of the 100 most trustworthy companies in America.  This listing highlights the success we have had instilling key, core values within the company, and working to be open, transparent and complete in our financial communications, accounting and corporate governance.

“Going forward, we have several investment opportunities that will benefit customers and shareholders alike. We plan to invest more than $43 million in the transmission system and $38 million in our core distribution system over the course of this year,” Young said.  “We will also begin significant investments in CVPS SmartPower™, our smart-grid program, which will require more than $60 million over the next few years, about half that money coming from federal stimulus funds.

“We will also invest in new service territory and new hydro operations through the purchase of the assets of Vermont Marble Power Division, for approximately $33 million,” Young said.

First quarter 2010 results compared to 2009
First quarter operating revenues increased $0.3 million, including a $2 million increase in retail revenues, a $0.8 million increase in other operating revenues, partially offset by a $2.6 million decrease in resale revenue.  The increase in retail revenues primarily resulted from a 5.58 percent base rate increase, effective January 1, 2010 and $0.9 million from ESAM revenue to recover 2008 major storm costs, partially offset by lower residential and commercial customer usage, due to warmer weather in 2010.  The provision for rate refund is related to deferrals and refunds of over-collection of power, production and transmission costs as required by the power cost adjustment clause within our alternative regulation plan.  This included a $0.6 million refund of over-collections from the third quarter of 2009, refunded to customers during the first quarter of 2010, partially offset by a $0.5 million over-collection of power costs during the first quarter of 2010 that will be returned to retail customers in the third quarter of 2010.  Other operating revenues increased primarily due to higher levels of mutual aid for other utilities in 2010 and the sale of renewable energy credits.  Resale revenues decreased due to lower average market prices despite an increase in volumes sold.

Purchased power expense increased $0.1 million, due to a $0.4 million increase in purchases from Independent Power Producers, partially offset by a decrease in other power costs of $0.3 million.  The decrease in other power costs was due to lower volume and capacity costs from Hydro-Quebec, reduced by higher output at the Vermont Yankee plant in 2010 and higher capacity costs.  Other operating expenses increased $4.6 million, due to a $3.2 million increase in service restoration costs from a major storm in February 2010, and a $0.4 million increase in transmission expenses driven by higher rates from ISO-NE, and reduced by lower VTA billings due to higher NOATT reimbursements.  We also had higher regulatory amortizations of $0.8 million from the recovery of 2008 major storm costs, and higher property taxes of $0.5 million, partially offset by lower production costs of $0.3 million, due to lower Vermont Yankee outage insurance premiums.  Operating income tax expense decreased $1 million as a result of a lower level of earnings and partially offset by an unfavorable charge of $0.7 million required by the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act.

Equity in earnings of affiliates increased $1 million, principally due to the $20.8 million investment that we made in Transco in December 2009.

2010 Financial Guidance
CV anticipates annual 2010 earnings to be in the range of $1.55 to $1.70 per diluted share.  As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board, the company's allowed rate of return for 2010 will be 9.59 percent, down from 9.77 percent for 2009.

Webcast
CV will host an earnings teleconference and webcast on May 7, 2010, beginning at 9 a.m. EST.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving the company’s long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Qtr 1 2010 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 347698.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Thursday, May 6, 2010, the company filed its quarterly 2010 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
2010 vs. 2009
2009 Earnings per diluted share	$0.58

Year-over-Year Effects on Earnings:
Higher equity in earnings of affiliates	0.05
Higher operating revenues	0.01
Higher maintenance expense (major storm in February 2010)	(0.16)
Higher other operating expenses	(0.06)
Health Care Reform/Medicare Part D - Income tax impact	(0.06)
Higher transmission expense	(0.02)
Higher purchased power expense	(0.01)
Other	0.02
2010 Earnings per diluted share	$0.35

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three Months Ended March 31
Condensed income statement	2010	2009
Operating revenues:
Retail sales	$76,062	$74,083
Resale sales	11,339	13,933
Provision for rate refund	125	0
Other	3,481	2,711
Total operating revenues	91,007	90,727

Operating expenses:
Purchased power - affiliates and other	41,718	41,610
Other operating expenses	44,196	39,618
Income tax expense	1,838	2,876
Total operating expense	87,752	84,104
Utility operating income	3,255	6,623

Other income:
Equity in earnings of affiliates	5,395	4,445
Other, net	36	113
Income tax expense	(1,589)	(1,433)
Total other income	3,842	3,125

Interest expense	2,895	2,876
Net income	4,202	6,872
Dividends declared on preferred stock	92	92
Earnings available for common stock	$4,110	$6,780

Per common share data
Earnings per share of common stock - basic	$0.35	$0.58
Earnings per share of common stock - diluted	$0.35	$0.58

Average shares of common stock outstanding - basic	11,725,484	11,602,354
Average shares of common stock outstanding - diluted	11,756,303	11,655,175

Dividends declared per share of common stock	$0.46	$0.46
Dividends paid per share of common stock	$0.23	$0.23

Supplemental financial statement data
Balance sheet
Investments in affiliates	$132,439	$104,158
Total assets	$627,692	$627,496
Notes Payable (reclassified to long-term debt)	$0	$10,827
Common stock equity	$230,513	$221,647
Long-term debt (excluding current portions)	$188,233	$167,500

Cash Flows
Cash and cash equivalents at beginning of period	$2,069	$6,722
Cash provided by operating activities	24,942	15,128
Cash used for investing activities	(6,007)	(5,937)
Cash provided by financing activities	(15,866)	(2,369)
Cash and cash equivalents at end of period	$5,138	$13,544

Refer to our first-quarter 2010 Form 10-Q for additional information